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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF BRACEWELL & PATTERSON, L.L.P.]



                                December 13, 2000



Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington D.C.

Ladies and Gentleman:

We have acted as counsel to Century Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger of GrandBanc, Inc. ("GrandBanc") with and into CBI Holdings Corporation ("CBI Holdings"), a wholly owned subsidiary of the Company, pursuant to the terms of an Agreement and Plan of Merger dated as of October 11, 2000, by and among the Company, CBI Holdings and GrandBanc (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company will issue shares of its Common Stock, par value $1.00 per share (the "Common Stock"), to the shareholders of GrandBanc. The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission with respect to the Common Stock to be issued pursuant to the Merger Agreement.

In our capacity as counsel to the Company in connection with the Merger Agreement, we have examined the originals, or copies certified to our satisfaction, of such records, agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company and CBI Holdings with respect to the Merger Agreement, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of the Company and others.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the shares of the Company's Common Stock are issued upon consummation of the merger pursuant to the terms of the Merger Agreement, such shares will be validly issued, fully paid and non-assessable. The foregoing opinion is based on and is limited to the corporate laws of the State of Delaware and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.


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We hereby consent to the filing of this opinion with the Securities and Exchange
Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                              Very truly yours,


                                              /s/ BRACEWELL & PATTERSON, L.L.P.
                                              ----------------------------------
                                                  Bracewell & Patterson, L.L.P.